Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 27, 2008, accompanying the consolidated financial statements and schedules (which includes explanatory paragraphs related to uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern, the adoption of Financial Accounting Standards Board Statement Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” and the Company’s application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”) and management’s assessment of the effectiveness of internal control over financial reporting (which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) included in the Annual Report of Tarragon Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Tarragon Corporation on Form S-3 (File Nos. 333-104749, effective March 5, 2004 and 333-121258, effective January 20, 2005) and Form S-8 (File Nos. 333-36582, effective May 9, 2000, 333-36576, effective May 9, 2000, and 333-123805, effective April 4, 2005).
/s/ GRANT THORNTON LLP
New York, New York
March 27, 2008